Execution Version

AGREEMENT AND PLAN OF CONVERSION AND CONTRIBUTION

by and among

IMH SECURED LOAN FUND, LLC
INVESTORS MORTGAGE HOLDINGS, INC.
IMH HOLDINGS, LLC
SHANE C. ALBERS
WILLIAM MERIS
STEVE DARAK
BRIAN PETERSON
RYAN MURANAKA

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(continued)

-ii-

(continued)

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(continued)

Article; Section		Page

8.6	Counterparts	19

8.7	Successors and Assigns	19

8.8	No Waiver	19

8.9	Advice of Counsel	19

8.10	Entire Agreement	19

8.11	Expenses	19

Schedules and Exhibits:

Schedule C — Equity Interests

Exhibit 1.4(a) — Certificate of Incorporation

Exhibit 1.4(b) — Bylaws

Exhibit 1.5 — Directors and Officers

Schedule 2.5 — Issuance of Class B-3 Common

Schedule 4.1(b) — Equity Interests in Manager

Schedule 4.1(g) — Governmental Authority Issues

Schedule 4.2(f) — Governmental Authority Issues

Schedule 4.4(f) — Governmental Authority Issues

Schedule 4.5(f) — Governmental Authority Issues

Schedule 4.2(g) — Governmental Authority Issues

Schedule 4.2(h) — Governmental Authority Issues

Schedule 4.2(i) — Governmental Authority Issues

Schedule 4.2(j) — Governmental Authority Issues

Schedule 4.4(g) — Governmental Authority Issues

Schedule 4.4(h) — Governmental Authority Issues

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(continued)
Article; Section	Page

Schedule 4.4(i) — Governmental Authority Issues

Schedule 4.4(j) — Governmental Authority Issues

Schedule 4.5(g) — Governmental Authority Issues

Schedule 4.5(h) — Governmental Authority Issues

Schedule 4.5(i) — Governmental Authority Issues

Schedule 4.5(j) — Governmental Authority Issues

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AGREEMENT AND PLAN OF CONVERSION AND CONTRIBUTION

THIS AGREEMENT AND PLAN OF CONVERSION AND CONTRIBUTION (this “ Agreement ”), is made as of May 10, 2010, by and among (i) IMH Secured Loan Fund, LLC, a Delaware limited liability company (the “ Fund ”), (ii) Investors Mortgage Holdings, Inc., an Arizona corporation (the “ Manager ”), (iii) IMH Holdings, LLC, an Arizona limited liability company (“ Holdings ”), (iv) Shane C. Albers (“ Albers ”), (v) William Meris (“ Meris ”), (vi) Steve Darak (“ Darak ”), (vii) Brian Peterson (“ Peterson ”), and (viii) Ryan Muranaka (“ Muranaka ,” and together Albers, Meris, Darak and Peterson, each an “ Investor ” and collectively, the “ Investors ”).

THE PARTIES ENTER INTO THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS, INTENTIONS AND UNDERSTANDINGS.

A.  The board of directors of the Manager and the members of Holdings deem it advisable and in the best interests of each entity and its members or stockholders that the Fund convert to a corporate form pursuant to which the Conversion (as defined below) and the Contribution (as defined below) shall occur.

B.  The Manager has approved this Agreement, the conversion of the Fund into a Delaware corporation named IMH Financial Corporation (the “Corporation”) pursuant to which the Units (as defined below) shall be exchanged for Restricted Common Stock (as defined below) and the SARs (as defined below) shall be cancelled in exchange for the issuance of Class B-3 Common (as defined below) (the “Conversion ”) and the other transactions contemplated by this Agreement, and has determined that the Conversion and this Agreement are advisable and in the best interests of the Fund and the members of the Fund (the “Members”) and has also determined to recommend to the Members the adoption of this Agreement, subject to the terms and conditions hereof and in accordance with the provisions of the Delaware Limited Liability Company Act (the “LLC Act”) and the General Corporation Law of the State of Delaware (the “Corporation Law”).

C.  Each Investor desires to contribute to the Corporation (collectively, the “Contribution”) any and all equity interests or rights to receive equity interests (whether granted by the Manager, Holdings, the Corporation or another Investor) in each of the Manager and/or Holdings held by them as set forth opposite such Investor’s name on Schedule C hereto (collectively, the “Equity Interests”) in exchange for the issuance by the Corporation of that number of shares of Class B-3 Common or B-4 Common (as defined below), in each case as set forth opposite such Investor’s name on Schedule C hereto (collectively, the “Securities”), and the Corporation desires to acquire and accept the Equity Interests and issue the Securities in exchange therefor.

D.  The parties intend that the Conversion and the Contribution and the issuance of the Securities shall be undertaken as part of an integrated transaction and that the transaction shall be treated for tax purposes as part of an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

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E.  The parties intend for this Agreement to terminate, replace and supersede in all respects (i) that certain Agreement and Plan of Merger, dated as of February 11, 2010, by and among the Fund, IMH Financial Corporation, the Manager and its stockholders and Holdings and its members, and (ii) that certain Agreement and Plan of Conversion and Contribution, dated as of May 5, 2010, by and among the Fund, the Manager and its stockholders and Holdings and its members.

NOW, THEREFORE, in consideration of the representations and warranties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE CONVERSION

1.1           The Conversion.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the LLC Act and the Corporation Law, at the Effective Time (as defined below), the Fund shall convert into the Corporation. As a result of the Conversion, the separate corporate existence of the Fund shall cease and the Corporation shall continue as the surviving corporation after the Conversion (the   “Surviving Corporation”).

1.2           Closing.  The closing of the Conversion and the Contribution (as defined below) (the “Closing”) shall take place on the date on which all of the conditions set forth in Article VI are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Effective Time and will in fact be satisfied at the Effective Time), at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor, San Francisco, California 94111, at 6:00 a.m. local time, or at such other date, time or place as the parties hereto shall agree to in writing (the date of the Closing being referred to as the “Closing Date”). On the Closing Date, the Corporation shall cause the Conversion to be consummated by filing a certificate of conversion relating to the Conversion (the “Certificate of Conversion”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the LLC Act and the Corporation Law (the date and time of such filing, or if a later date and time are specified in such filing, such specified later date and time, being the “Effective Time”).

1.3           Effect of the Conversion.  At the Effective Time, the effect of the Conversion shall be as provided in the appropriate provisions of the LLC Act and the Corporation Law. Without limiting the generality of the foregoing, at the Effective Time, the IMH Secured Loan Fund LLC Restated Limited Liability Operating Agreement (the “Operating Agreement”) shall terminate and cease to exist, all the property, assets (including, without limitation, all mortgage loans), rights, privileges, powers and franchises of the Fund shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Fund (including, without limitation, the Surviving Corporation shall indemnify and hold harmless the Manager and its affiliates of the Manager which performed services for the Fund in respect of any loss or liability suffered by the Manager in such capacity as Manager, subject to the limitations in the Operating Agreement) shall become the debts, liabilities and duties of the Surviving Corporation.

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1.4           Certificate of Incorporation and Bylaws.

(a)           At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be substantially as set forth in Exhibit 1.4(a) attached hereto (the “Certificate of Incorporation”).

(b)           At the Effective Time, the Bylaws of the Surviving Corporation shall be amended to read substantially as set forth in Exhibit 1.4(b) attached hereto (the “Bylaws”), and shall be adopted as such by the board of directors of the Corporation.

1.5           Directors and Officers.  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals set forth on Exhibit 1.5 attached hereto.  The Fund and, after the Effective Time, the Surviving Corporation and its board of directors shall take such actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Surviving Corporation.

ARTICLE II

EFFECT ON THE MEMBERSHIP UNITS OF THE FUND

2.1           Conversion of Units.  At the Effective Time, by virtue of the Conversion and without any action on the part of the Fund or the Corporation, the issued and outstanding membership units of the Fund (the “Units”) shall be converted as follows:

(a)           Conversion Generally.  Subject to Section 2.2(e), each Unit issued and outstanding immediately prior to the Effective Time (other than any Units to be cancelled pursuant to Section 2.1(b) and any Units that would be converted into fractional shares in accordance with Section 2.2(e)) shall be converted into the right to receive either (i) if a holder of any Units (a “Holder”) so elects pursuant to the terms of Section 2.2(b), or if no election is made by a Holder, a combination of (A) 55 validly issued, fully paid and nonassessable shares of Class B-1 Common Stock, par value $0.01 per share of the Corporation (the “Class B-1 Common”), (B) 55 validly issued, fully paid and nonassessable shares of Class B-2 Common Stock, par value $0.01 per share of the Corporation (the “Class B-2 Common”) and (C) 110.3419 validly issued, fully paid and nonassessable shares of Class B-3 Common Stock, par value $0.01 per share of the Corporation (the “Class B-3 Common” and together with the Class B-1 Common and the Class B-2 Common, the “Class B Common”); or (ii) if a Holder makes such an election pursuant to the terms of Section 2.2(b) hereof, 220.3419 validly issued, fully paid and nonassessable shares of Class C Common Stock, par value $0.01 per share of the Corporation (the “Class C Common” and together with the Class B Common Stock, the “Restricted Common Stock”) in each case with and subject to the applicable terms and conditions set forth in the Certificate of Incorporation (the shares of Restricted Common Stock so issued, the “Conversion Consideration”). At the Effective Time, all such Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any certificate previously representing any such Unit shall thereafter represent the right to receive the Conversion Consideration payable in respect of such Units pursuant to the terms hereof.

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(b)           Cancellation of Treasury Units.  Any Unit held in treasury by the Fund and each Unit, if any, owned by any wholly-owned subsidiary of the Fund immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

2.2           Exchange of Securities.

(a)           Custodian.  The Corporation shall cause a bank or trust company designated by the Corporation (the “Custodian”) to serve as an exchange agent for purposes of the Conversion pursuant to the terms of this Agreement, the Certificate of Incorporation and such other documents or agreements as the Custodian may require. All shares of Restricted Common Stock issued pursuant to this Section 2.2 shall be held by the Custodian for the benefit of the applicable Holders or otherwise held in book-entry form subject to the transfer restrictions set forth in the Certificate of Incorporation in the records maintained by the transfer agent until such time as such shares of Restricted Common Stock are converted into shares of Common Stock, par value $0.01 per share of the Company (the “Common Stock”), any other terms related to such release are satisfied and the Custodian is instructed to release them.

(b)           Exchange Procedures.  Prior to the Effective Time, the Corporation (or the Custodian at the direction of the Corporation) shall mail to each Holder of record a consent (a “Consent”) which shall offer each Holder the opportunity to irrevocably elect whether to receive either Class B Common, Class C Common or a combination thereof in exchange for such Holder’s Units in the manner provided in Section 2.1 (provided that if no such election is made within the time period set forth in the Consent, the Holder shall be deemed to have elected to receive only Class B Common pursuant to Section 2.1 in exchange for all Units held by such Holder). Upon surrender of a Consent, properly completed and duly executed, and such other documents as may be reasonably required pursuant to the instructions contained therein, such Holder shall be entitled to receive in exchange therefor the shares of the class of Restricted Common Stock elected by such Holder payable in respect of such Holder’s Units and any dividends or other distributions to which such Holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(c)           Distributions with Respect to Unexchanged Shares of Restricted Common Stock.  No dividends or other distributions declared or made with respect to shares of Restricted Common Stock, with a record date after the Effective Time, shall be paid to the Holder of any unsurrendered Units, unless and until the Holder of such Units shall have complied with Section 2.2(c) in a manner that properly transfers such Units. Subject to the effect of abandoned property, escheat or other applicable laws, following compliance with Section 2.2(c) in a manner that properly transfers such Units, there shall be paid to the Holder thereof, without interest, (i) promptly, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to the Restricted Common Stock issuable in exchange for such Units, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such Units.

(d)           Further Rights in Units.  The Conversion Consideration issued upon conversion of a Unit in accordance with the terms of this Agreement and any dividends or other distributions with a record date at or after the Effective Time to which each Holder is entitled, in each case, without any interest thereon, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Unit.

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(e)           Fractional Shares.  In the event that the application of the conversion procedures set forth in Section 2.1(a) or the formula in Section 2.5 would result in the issuance of fractional shares of a class or series of Restricted Common Stock, the following steps shall be followed:  (i) first, all fractional shares of each series or class of Restricted Common Stock otherwise issuable to each Holder shall be aggregated for such Holder and any resulting whole number of shares of such series or class, as applicable, shall be issued to such Holder, (ii) second, to the extent any fractional shares of one or more series of Class B Common or of Class C Common would be issuable to a Holder following the application of clause (i), all such fractional shares shall be combined as a single class, and to the extent the sum of such fractional shares of Class B Common or of Class C Common, as applicable, is greater than one, an additional share of Class B-3 Common (with respect to Class B Common) or Class C Common (with respect to Class C Common), as applicable, shall be issued to such Holder in respect of each such whole share.  After application of the immediately preceding sentence, no certificates or scrip representing fractional shares of any class or series of Restricted Common Stock shall be issued in exchange for Units, but in lieu thereof (A) each Holder of Units who would otherwise be entitled to a fraction of a share of the applicable class and series of Restricted Common Stock greater than or equal to 0.5 shall receive an additional share of Class B-3 Common (with respect to Class B Common) or Class C Common (with respect to Class C Common), as applicable, as consideration for such fractional interest upon surrender of such Holder’s Units, and (B) each Holder of Units who would otherwise be entitled to a fraction of a share of the applicable class and series of Restricted Common Stock less than 0.5 shall forfeit such fractional interest and receive no consideration in respect thereof.

(f)           No Liability.  Neither the Fund nor the Surviving Corporation shall be liable to any Holder for the Conversion Consideration (or dividends or distributions with respect thereto) or any cash amounts delivered to a public official pursuant to any abandoned property, escheat or other applicable law.

2.3           Unit Registry.  At the Effective Time, the list of holders of Units of the Fund shall be closed and thereafter there shall be no further registration of transfers of Units theretofore outstanding on the records of the Fund.  From and after the Effective Time, the Holders of Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units except as otherwise provided in this Agreement or the Bylaws.  On or after the Effective Time, any Units transferred to the Custodian or the Surviving Corporation for any reason shall solely represent the right to receive the Conversion Consideration payable in respect of such Units and any dividends or other distributions to which the Holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

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2.4           Withholding.  The Surviving Corporation or the Custodian shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder, holder of a SAR or of securities convertible into or exchangeable for Units, such amounts as the Surviving Corporation or the Custodian are required to deduct and withhold under the Code, or any tax law, with respect to the making of such payment.  To the extent that amounts are so withheld by the Surviving Corporation or the Custodian, such withheld amounts (or the value thereof) shall be promptly remitted to the applicable taxing authorities in accordance with the Code or other applicable tax law and shall be treated for all purposes of this Agreement as having been paid to the Holder, holder of a SAR or of securities convertible into or exchangeable for Units, as applicable, in respect of whom such deduction and withholding was made by the Surviving Corporation or the Custodian.

2.5           Stock Appreciation Rights.  Each Stock Appreciation Right (each, a “SAR”) outstanding pursuant to the Manager’s Management Incentive Plan adopted by the Manager’s board of directors on June 29, 2007 (the “Plan”) shall be cancelled at the Effective Time, and subject to compliance with the requirements of the Plan and the applicable SAR, each holder thereof shall be issued a number of shares of Class B-3 Common as set forth opposite such holder’s name on Schedule 2.5 hereto (which such amount already reflects the reduction in the number of shares to address withholding tax obligations as set forth in Section 2.4).  Upon such cancellation, all such SARs shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any certificate or agreement previously representing any such SAR shall thereafter represent the right to receive the shares of Class B-3 Common payable in respect of such SAR pursuant to the terms hereof.

ARTICLE III

CONTRIBUTION BY INVESTORS

3.1           Contribution.  Subject to the terms and conditions set forth herein, immediately following the Effective Time, at the Closing, each of the Investors shall (and subject to the occurrence of the Closing hereby does) deliver and contribute to the Surviving Corporation all of such Investor’s right, title and interest in and to the Equity Interests held by such Investor as set forth opposite such Investor’s name on Schedule C hereto and in consideration thereof, the Surviving Corporation shall issue the Securities to each such Investor as set forth opposite such Investor’s name on Schedule C hereto (subject to adjustment pursuant to this Section 3.1). Without limiting the foregoing, each Investor acknowledges and agrees that the issuance of the Securities as set forth on Schedule C hereto (subject to adjustment pursuant to this Section 3.1) shall satisfy in full any prior agreements, understandings or arrangements between the Investors with respect to the issuance or transfer of Equity Interests in the Manager, Holdings and the Corporation, and all such prior agreements, understandings or arrangements between the Investors with respect to the transfer of Equity Interests shall be expressly superseded by the terms of this Agreement unless this Agreement shall have been terminated pursuant to its terms. All of the parties hereto acknowledge and agree that (i) all distributions of earnings of the Manager through the year ended December 31, 2009 shall be allocated to the Investors in proportion to their ownership interest in the Manager in accordance with Schedule C, (ii) the consolidated net income or net losses of the Manager and Holdings for the period from January 1, 2010 through effective date shall be allocable to the Investors, and (iii) any net profits of the Manager from the period of January 1, 2010 to Closing Date will be retained by the Corporation.  Any reduction in the number of shares issuable to the Investors shall be allocated pro rata among the Investors based on their pro rata share of the amounts set forth on Schedule C. The aggregate number of shares to be issued to all Investors as set forth in Schedule C shall be reduced, on a pro rata basis, by one share for each $20 of the consolidated net loss for the period ended on the Closing Date. The Corporation shall seek to have the consolidated net loss/net profits for the period audited by a reputable accounting firm as soon as practicable following consummation of the Conversion Transactions, and the number of shares issued to the Investors shall be adjusted accordingly.

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3.2           Authorization of Issuance.  The Manager has authorized the issuance and the sale of the Securities to the Investors.  Upon the Closing, the Surviving Corporation shall issue the Securities set forth opposite such Investor’s name on Schedule C hereto to each Investor, and each such Investor shall be the record and beneficial holder of such Securities.

3.3           Section 351 Exchange.  The parties hereto acknowledge and agree that the Merger and the Contribution and issuance of the Securities in exchange therefore, together, are intended to be treated for tax purposes as part of an exchange described in Section 351 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the Investors.  Each Investor hereby severally and not jointly represents and warrants to the Fund and the Corporation that the following statements are true and correct with respect to such Investor:

(a)           Acknowledgment.  Such Investor understands and acknowledges that such Investor’s ability to sell or dispose of the Securities is limited by applicable law, including by Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the provisions of the Securities Act that limit transfer by “affiliates” of the Surviving Corporation, which may include certain directors and officers of the Surviving Corporation.  In addition, such Investor may be restricted by insider trading or similar policies that may be enacted by the Surviving Corporation from time to time.  Such Investor represents that the Investor is familiar with the foregoing rules and restrictions.

(b)           Equity Interest Ownership.  Except as set forth on Schedule 4.1(b), such Investor is transferring to the Surviving Corporation good and valid title to the Equity Interests free and clear of any lien, option, pledge, security interest, restriction on transfer or other adverse claim or interest of any kind except for such as may be imposed by applicable securities laws.

(c)           Investment Intent.  Such Investor is acquiring the Securities for the Investor’s own account and not as a nominee or agent for any other person, for investment purposes only and without a view to the distribution of the Securities or any interest therein in violation of the Securities Act, and the Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(d)           Accredited Investor.  Any such Investor that so indicated on materials furnished by such Investor to the Fund or the Corporation is an “Accredited Investor,” as such term is defined in Regulation D under the Securities Act.  Such Investor either has a preexisting personal or business relationship with the Surviving Corporation or any of its partners, officers, directors or controlling persons, or members of its board of directors, or has business or financial experience or the business or financial experience of its professional adviser, who is unaffiliated with and who is not compensated by the Surviving Corporation or any affiliate of the Surviving Corporation or selling agent of the Surviving Corporation directly or indirectly, from which it could be reasonably assumed that such Investor has the capacity to protect its own interest in connection with the transaction.

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(e)           Information; Disclosure.  Such Investor has been provided, to the Investor’s satisfaction, the opportunity to ask questions concerning the terms and conditions of the transaction and sale of the Securities, has had all such questions answered to the Investor’s satisfaction and has been supplied all additional information requested by the Investor to verify the accuracy of the information furnished to the Investor.

(f)           Authority; Binding Obligation.  Such Investor has full legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Investor and constitutes a valid and binding obligation of such Investor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(g)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby do not and shall not (i) violate any federal, state or local statute, law, regulation, order, writ, judgment, injunction or decree (“Law”) applicable to such Investor, (ii) conflict, in either case, with, create a breach or constitute a default (with or without the giving of notice or passage of time or both) under, require any approval or consent of or notice to, or give to any party any right of modification, acceleration or cancellation of, or result in the creation of any lien upon any property or right (including the Equity Interests) of such Investor pursuant to, any contract, agreement, mortgage, loan, credit agreement, license, Permit (as defined below) or other instrument or arrangement (“Contract”) or provision thereof to which such Investor is a party or by which such Investor or any of such Investor’s properties, assets or rights may be bound, affected or benefited, or (iii) require any consent or approval of, registration or filing with, or notice to any federal, state or local governmental, regulatory, administrative, judicial or arbitral body or authority or any agency or instrumentality thereof (a “Governmental Authority”), except in items (i) through (iii) above, or as otherwise set forth in Schedule 4.1(g), as would not be reasonably likely to have a material adverse effect on such Investor’s ability to consummate the transactions contemplated hereby.

4.2           Representations and Warranties of the Fund.  The Fund represents and warrants to the other parties hereto that the following statements are true and correct:

(a)           Organization.  The Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to carry on its business as now being conducted.

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(b)           Authority; Binding Obligation.  The Fund has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Subject to obtaining any required approval of the Members, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Fund have been duly authorized by all necessary action on the part of the Fund.  This Agreement has been duly executed and delivered by the Fund and, assuming the due execution and delivery by the Investors, the Corporation, the Manager and Holdings, constitutes the valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(c)           Capitalization.  All of the outstanding Units have been duly authorized, validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not issued in violation of or subject to any preemptive, co-sale or other rights to subscribe for or purchase securities.  The authorized equity of the Fund is determined in the discretion of the Manager, and there are 73,038 Units outstanding immediately prior to the Closing.  Except as set forth herein, as of the date of this Agreement (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any membership units of the Fund, or arrangements by which the Fund is or may become bound to issue additional membership units, and (ii) the Fund has no membership units reserved for issuance.

(d)           No Brokers.  There are no brokers or finders entitled to compensation in connection with the transactions contemplated by this Agreement.

(e)           Financial Statements.  The audited financial statements of the Fund as of and for the years ended December 31, 2007, 2008 and 2009 are accurate and complete in all material respects and fairly present the financial position of the Fund as of the dates thereof and the result of its operations and cash flows for the period then ended in conformity with United States Generally Accepted Accounting Principals (“GAAP”).

(f)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Fund of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) violate any federal, state or local Law applicable to the Fund, (ii) conflict, in either case, with, create a breach or constitute a default (with or without the giving of notice or passage of time or both) under, require any approval or consent of or notice to, or give to any party any right of modification, acceleration or cancellation of, or result in the creation of any lien upon any property or right of the Fund pursuant to, any Contract, or provision thereof, to which the Fund is a party or by which the Fund or any of its properties, assets or rights may be bound, affected or benefited, or (iii) require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except in items (i) through (iii) above, or as otherwise set forth in Schedule 4.2(f), as would not be reasonably likely to have a material adverse effect on the Fund’s ability to consummate the transactions contemplated hereby.

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(g)           Absence of Undisclosed Liabilities.  Except as and to the extent adequately accrued or reserved against in the financial statements described in Section 4.4(e), or as set forth in the Form S-4 (including, without limitation, the financial statements therein), or as set forth in Schedule 4.2(g), the Fund has no material liability or material obligation, whether accrued, absolute, contingent or otherwise, known or unknown, required by GAAP to be reflected on a consolidated balance sheet of the Fund, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements that are not required by GAAP to be reflected on a consolidated balance sheet of the Fund and are not material in the aggregate.

(h)           Absence of Certain Changes or Events.  Except as set forth in any documents publicly filed with the SEC, including, without limitation, the Form S-4, or as set forth in Schedule 4.2(h), since December 31, 2009:  (i) the Fund has conducted its business in all material respects in the ordinary course consistent with past practice subsequent to the suspension of identifying and funding new loans; and (ii) the Fund has not received any written notice from a third party that any event or development has occurred or developed that has had or is reasonably likely to have a material adverse effect on the Fund; excepting, however, with respect to items (i) and (ii) above, as set forth in Schedule 4.2(h).

(i)           Compliance with Law; Permits.  Except as set forth in Schedule 4.5(i), to the knowledge of the Fund, the Fund is and has been in compliance in all material respects with all Laws applicable to it, including, without limitation, all environmental, labor, employment, securities and tax Laws.  To the knowledge of the Fund, the Fund is in possession of all material approvals, permits, licenses and other authorizations of any Governmental Authority (“Permits”) necessary for the Fund to own, lease and operate its properties and to carry on its business as currently conducted, and is and has been in compliance in all material respects with all such Permits.  Except as set forth in Schedule 4.5(i), to the knowledge of the Fund, the Fund has not received written notice from any person regarding any currently outstanding actual, alleged or potential violation of any Law or Permit applicable to the Fund or its business, operations, assets or properties, and there is no basis for the revocation or withdrawal of any Permit, in either case, that has had or is reasonably likely to have a material adverse effect on the Fund.

(j)           Litigation.  Except as set forth in Schedule 4.5(j), there is no pending judicial action or government proceeding by or before any Governmental Authority (i) by or against the Fund, (ii) affecting the Fund or its officers, directors or managers with respect to their actions as such, its assets or businesses, (iii) to restrain or prevent the consummation of the transactions contemplated hereby, or (iv) that might adversely affect the right of the Corporation to acquire and own the Equity Interests.  There are no writs, judgments, decrees, injunctions or similar orders of any Governmental Authority outstanding against the Fund, its officers, directors or managers or its assets or properties.

4.3           Representation and Warranties Regarding the Manager. The Manager and the Investors who hold Equity Interests of the Manager hereby jointly and severally represent and warrant to the Fund and the Corporation that the following statements are true and correct:

(a)           Organization.  The Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as now being conducted.

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(b)           Authority; Binding Obligation.  The Manager has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Manager, including the sale and issuance of the Securities to the Investors, have been duly authorized by all necessary action on the part of the Manager.  This Agreement has been duly executed and delivered by the Manager and, assuming the due execution and delivery by the Fund, the Corporation, Holdings and the Investors, constitutes the valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(c)           Capitalization.  All of the Manager’s outstanding shares of capital stock have been duly authorized, validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not issued in violation of or subject to any preemptive, co-sale or other rights to subscribe for or purchase securities.  The authorized capital stock of the Manager consists of 10,000,000 shares of common stock, of which 10,000,000 shares are outstanding immediately prior to the Closing.  Except for the holders of SARs set forth on Schedule 2.5 and as otherwise set forth herein, as of the date of this Agreement (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Manager, or arrangements by which the Manager is or may become bound to issue additional shares of capital stock of the Manager, and (ii) the Manager has no shares of capital stock reserved for issuance.

(d)           No Brokers.  There are no brokers or finders entitled to compensation in connection with the transactions contemplated by this Agreement.

(e)           Financial Statements.  The audited financial statements of the Manager and Holdings (on a consolidated basis) as of and for the years ended December 31, 2007, 2008 and 2009 and the unaudited financial statements of the Manager and Holdings (on a consolidated basis) as of and for the nine months ended December 31, 2008 and 2009 are accurate and complete in all material respects and fairly present the financial position of the Manager and Holdings (on a consolidated basis) as of the dates thereof and the result of its operations and cash flows for the period then ended in conformity with GAAP.

(f)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Manager of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) violate any federal, state or local Law applicable to the Manager, (ii) conflict, in either case, with, create a breach or constitute a default (with or without the giving of notice or passage of time or both) under, require any approval or consent of or notice to, or give to any party any right of modification, acceleration or cancellation of, or result in the creation of any lien upon any property or right of the Manager pursuant to, any Contract, or provision thereof, to which the Manager is a party or by which the Manager or any of its properties, assets or rights may be bound, affected or benefited, or (iii) require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except in items (i) through (iii) above, or as otherwise set forth in Schedule 4.4(f), as would not be reasonably likely to have a material adverse effect on the Manager’s ability to consummate the transactions contemplated hereby.

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(g)           Absence of Undisclosed Liabilities.  Except (i) as and to the extent adequately accrued or reserved against in the financial statements described in Section 4.4(g), or (ii) as set forth in the Form S-4 (including, without limitation, the financial statements therein), or (iii) Schedule 4.4(g), the Manager has no material liability or material obligation, whether accrued, absolute, contingent or otherwise, known or unknown, required by GAAP to be reflected on a consolidated balance sheet of the Manager, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements that are not required by GAAP to be reflected on a consolidated balance sheet of the Manager and are not material in the aggregate.

(h)           Absence of Certain Changes or Events.  Except as set forth in any documents publicly filed with the SEC, including, without limitation, the Form S-4, since December 31, 2009:  (i) the Manager has conducted its business in all material respects in the ordinary course consistent with past practice subsequent to the suspension of identifying and funding new loans; and (ii) the Manager has not received any written notice from a third party that any event or development has occurred or developed that has had or is reasonably likely to have a material adverse effect on the Manager; excepting, however, with respect to items (i) and (ii) above, as set forth in Schedule 4.4(h).

(i)           Compliance with Law; Permits.  To the knowledge of the Manager, the Manager is and has been in compliance in all material respects with all Laws applicable to it.  To the knowledge of the Manager, the Manager is in possession of all material Permits necessary for it to own, lease and operate its properties and to carry on its business as currently conducted, and is and has been in compliance in all material respects with all such Permits.  Except as set forth in Schedule 4.4(i), to the knowledge of the Manager, except as set forth in Schedule 4.4(i), the Manager has not received written notice from any person regarding any actual, alleged or potential violation of any Law or Permit applicable to the Manager or its business, operations, assets or properties, and there is no basis for the revocation or withdrawal of any Permit, in either case, that has had or is reasonably likely to have a material adverse effect on the Manager.

(j)           Litigation.  Except as set forth in Schedule 4.4(j), there is no pending judicial action or government proceeding by or before any Governmental Authority pending or, to the knowledge of the Manager, threatened (i) by or against the Manager, (ii) affecting the Manager or its officers, directors or managers with respect to their actions as such, its assets or businesses, (iii) to restrain or prevent the consummation of the transactions contemplated hereby, or (iv) that might adversely affect the right of the Corporation to acquire and own the Equity Interests.  There are no writs, judgments, decrees, injunctions or similar orders of any Governmental Authority outstanding against the Manager, its officers, directors or managers or its assets or properties.

4.4           Representations and Warranties Regarding Holdings.  Holdings and the Investors who hold Equity Interests of Holdings hereby jointly and severally represent and warrant to the other parties hereto that the following statements are true and correct:

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(a)           Organization.  Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to carry on its business as now being conducted.

(b)           Authority; Binding Obligation.  Holdings has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Holdings have been duly authorized by all necessary action on the part of Holdings.  This Agreement has been duly executed and delivered by Holdings and, assuming the due execution and delivery by the Fund, the Corporation, the Manager and the Investors, constitutes the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(c)           Capitalization.  All of Holdings’ outstanding membership units have been duly authorized, validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not issued in violation of or subject to any preemptive, co-sale or other rights to subscribe for or purchase securities.  The authorized equity of Holdings consists of membership interests, all of which are allocated and outstanding immediately prior to the Closing.  Except as set forth herein, as of the date of this Agreement (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any membership interests of Holdings, or arrangements by which Holdings is or may become bound to issue additional membership units, and (ii) Holdings has no membership interests reserved for issuance.

(d)           No Brokers.  There are no brokers or finders entitled to compensation in connection with the transactions contemplated by this Agreement.

(e)           Financial Statements.  The audited financial statements of the Manager and Holdings (on a consolidated basis) as of and for the years ended December 31, 2007, 2008 and 2009 are accurate and complete in all material respects and fairly present the financial position of the Manager and Holdings (on a consolidated basis) as of the dates thereof and the result of its operations and cash flows for the period then ended in conformity with GAAP.

(f)           No Conflict; Required Filings and Consents.  The execution, delivery and performance by Holdings of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) violate any federal, state or local Law applicable to Holdings, (ii) conflict, in either case, with, create a breach or constitute a default (with or without the giving of notice or passage of time or both) under, require any approval or consent of or notice to, or give to any party any right of modification, acceleration or cancellation of, or result in the creation of any lien upon any property or right of Holdings pursuant to, any Contract, or provision thereof, to which Holdings is a party or by which Holdings or any of its properties, assets or rights may be bound, affected or benefited, or (iii) require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except in items (i) through (iii) above, or as otherwise set forth in Schedule 4.5(f), as would not be reasonably likely to have a material adverse effect on Holdings’ ability to consummate the transactions contemplated hereby.

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(g)           Absence of Undisclosed Liabilities.  Except as and to the extent adequately accrued or reserved against in the financial statements described in Section 4.5(e), or as set forth in the Form S-4 (including, without limitation, the financial statements therein), or in Schedule 4.5(g), Holdings has no material liability or material obligation, whether accrued, absolute, contingent or otherwise, known or unknown, required by GAAP to be reflected on a consolidated balance sheet of Holdings, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements that are not required by GAAP to be reflected on a consolidated balance sheet of Holdings and are not material in the aggregate.

(h)           Absence of Certain Changes or Events.  Except as set forth in any documents publicly filed with the SEC, including, without limitation, the Form S-4, since September 30, 2009:  (i) Holdings has conducted its business in all material respects in the ordinary course consistent with past practice subsequent to the suspension of identifying and funding new loans; and (ii) Holdings has not received any written notice from a third party that any event or development has occurred or developed that has had or is reasonably likely to have a material adverse effect on Holdings; excepting, however, with respect to items (i) and (ii) above, as set forth in Schedule 4.5(h).

(i)           Compliance with Law; Permits.  To the knowledge of Holdings, Holdings is and has been in compliance in all material respects with all Laws applicable to it.  To the knowledge of Holdings, Holdings is in possession of all material Permits necessary for it to own, lease and operate its properties and to carry on its business as currently conducted, and is and has been in compliance in all material respects with all such Permits.  To the knowledge of Holdings, except as set forth in Schedule 4.5(i), Holdings has not received written notice from any person regarding any actual, alleged or potential violation of any Law or Permit applicable to Holdings or its business, operations, assets or properties, and there is no basis for the revocation or withdrawal of any Permit, in either case, that has had or is reasonably likely to have a material adverse effect on Holdings.

(j)           Litigation.  Except as set forth in Schedule 4.5(j), there is no pending judicial action or government proceeding by or before any Governmental Authority pending or, to the knowledge of Holdings, threatened (i) by or against Holdings, (ii) affecting Holdings or its officers, directors or managers with respect to their actions as such, its assets or businesses, (iii) to restrain or prevent the consummation of the transactions contemplated hereby, or (iv) that might adversely affect the right of the Corporation to acquire and own the Equity Interests.  There are no writs, judgments, decrees, injunctions or similar orders of any Governmental Authority outstanding against Holdings, its officers, directors or managers or its assets or properties.

4.5           Non-Survival of Representations, Warranties and Covenants.  The representations and warranties contained in this Agreement and in any certificate delivered pursuant to this Agreement by and party hereto shall automatically terminate and expire at the Effective Time or upon the termination of this Agreement.

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ARTICLE V

COVENANTS

5.1           Interim Operations.  During the period from the date of this Agreement until the Effective Time (or until termination of this Agreement in accordance with Article VII hereof (the “Termination Date”)), and except (i) as may be required by applicable law, (ii) as is required by this Agreement or in connection with the related transactions referenced herein, or (iv) that Manager may make the Special Distributions, and each of the Fund, the Manager, and Holdings covenants and agrees that their respective businesses, and those of any of their respective subsidiaries will be conducted in the ordinary course and consistent with past practice subsequent to the suspension of identifying and funding of new loans.

5.2           Further Assurances; Cooperation.

(a)           Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary or advisable to more fully effectuate this Agreement, including, without limitation, increasing the authorized shares of capital stock of the Corporation by means of the filing of the Certificate of Incorporation.

(b)           If, at any time after the Effective Time, the Surviving Corporation, the Manager or Holdings shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Agreement, (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Fund, or (b) to otherwise carry out the purposes of this Agreement, the Surviving Corporation, the Manager or Holdings and their respective proper officers and directors (or their designees), are hereby authorized to solicit in the name of the Fund any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Fund all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Fund, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Fund and otherwise to carry out the purposes of this Agreement.

5.3           Efforts to Close.  Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to obtain all consents and approvals and take, or cause to be taken, all other actions, and to do, or cause to be done, all other things reasonably necessary, proper, desirable, or advisable to permit the consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable and otherwise to enable consummation of such transactions and shall reasonably cooperate with the other parties hereto and thereto to that end.

5.4           Securities Laws.  No Investor shall dispose of any of its Securities in a manner that contravenes the Securities Act or any applicable state securities laws.

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5.5           Non-Competition.

(a)           Time-Frame; Non-Competition Provisions.  In further consideration of the receipt of the Securities, Albers and Meris each agrees for itself only (and not for the other) that, from and after the date of the consummation of an initial public offering (and not prior thereto) until the first to occur of (i) the eighteen (18) month anniversary of the Closing Date, or (ii) the sale, liquidation or change of control of the Corporation (as that phrase shall be defined in the applicable Albers and Meris Employment Agreements with the Corporation), Albers and Meris, as applicable, shall not, and shall not permit any entity under the control of Albers or Meris, as applicable, to, directly or indirectly, do any of the following, except as may be permitted herein (the “Non-Competition Provisions”):

(1)           compete with the business of the Corporation (the “Competitive Activities”); or

(2)           solicit for employment or encourage to leave their employment, any employee of the Corporation.

(b)           Exceptions.  Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall prohibit Albers or Meris, respectively, from (i) serving in any capacity, or investing in any company or other entity that is affiliated with, or approved by, the independent members of the board of directors of the Corporation, including, without limitation, Strategic Wealth & Income Fund, LLC, or (ii) investing in any publicly-held company or privately-held company that is engaged in Competitive Activities so long as neither Albers nor Meris is an officer, director or controlling person thereof.  Nothing herein shall prevent Albers or Meris from seeking a waiver of the Non-Competition Provisions from the independent members of the board of directors of the Corporation and, in the event of the receipt of such a waiver, the recipient thereof shall not be in breach of this Agreement to the extent of the waiver.

(c)           Conditions.  The Non-competition Provisions shall not be applicable unless the Corporation has consummated an initial public offering and shall in any event terminate on the first to occur of (i) the eighteen (18) month anniversary of the Closing Date, or (ii) the sale, liquidation or change of control of the Corporation (as that phrase shall be defined in the applicable Albers and Meris Employment Agreements with the Corporation).

(d)           Remedies.  The Corporation’s remedies at law for any actual or threatened breach of this Agreement by Albers or Meris, as applicable, under this Section 5.5 may be inadequate and, therefore, the Corporation, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to injunctive relief restraining Albers or Meris, as applicable, from such conduct.  If a bond is required to be posted in order for the Corporation to secure an injunction, the Corporation, Albers and Meris agree that the bond need not exceed the sum of $1,000.  If at any time any of the provisions of this Section 5.5 shall be determined by a court of competent jurisdiction to be invalid or unenforceable by reason of being vague, excessive or unreasonable as to duration, area, scope of activity or otherwise, then this Section 5.5 shall be considered severable and divisible, and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter (with the other provisions to remain in full force and effect), and each of the Corporation, Albers and Meris agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

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(e)           Cure Period.  Except with respect to the applicability of any equitable remedies as aforesaid, neither Albers nor Meris shall be in breach of this Section 5.5 unless or until either Albers or Meris, as applicable, has received not less than thirty (30) days prior written notice from the Corporation of the alleged breach of this Section 5.5 and an opportunity to cure the alleged breach.

ARTICLE VI

CONDITIONS TO CLOSING

6.1           Closing Conditions.  The respective obligations of the Fund, the Manager, Holdings and the Investors to complete the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions prior to or concurrently with the transactions contemplated hereby:

(a)           approval of the adoption of this Agreement and the transactions contemplated by this Agreement by the requisite consent of the Members (the “Requisite Vote”);

(b)           the effectiveness of Corporation’s registration statement on Form S-4 registering the Securities to be issued in the Merger (the “Form S-4”), without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Securities and Exchange Commission (the “SEC”);

(c)           the receipt of all governmental and third party consents to the transactions contemplated by this Agreement (including, without limitation, regulatory approval to transfer the mortgage banker’s license in the State of Arizona and the real estate broker’s license in the State of California to the Corporation or a wholly-owned subsidiary thereof), except for consents which, if not obtained, would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Corporation and its subsidiaries taken as a whole;

(d)           delivery by each Investor of any certificates representing Equity Interests held by such Investor that are represented by certificates (or affidavits of loss thereof);

(e)           adoption by IMH Financial Corporation of the 2010 IMH Financial Corporation Employee Stock Incentive Plan;

(f)            all representations and warranties of the parties hereto in Article IV hereof shall be true and correct when made and as of the Closing; and

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(g)           each holder of a SAR set forth on Schedule 2.5 shall have executed and delivered a letter agreement in a form satisfactory to the Manager pursuant to which such holder agrees to the treatment of such SAR provided in this Agreement.

ARTICLE VII

TERMINATION

7.1           Termination by the Fund.  This Agreement may be terminated by the Manager on behalf of the Fund at any time prior to the Closing, notwithstanding the satisfaction of all the conditions set forth on Section 6.1.

7.2           Termination by the Fund, the Manager or Holdings.  This Agreement may be terminated at any time prior to the Effective Time by any of the Fund, the Manager or Holdings, by action of their respective boards of directors or equivalent entities, if either of the following occur, in each case, without any requirement to obtain the consent of any Investor:

(a)           the Closing shall not have been consummated on or before April 30, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose failure to perform in any material respect any covenant or obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to have been consummated on or before the Outside Date; or

(b)           the Agreement was not approved by the Requisite Vote.

ARTICLE VIII

MISCELLANEOUS

8.1           Implementation and Interpretation; Amendment.  This Agreement shall be implemented and interpreted, prior to the Effective Time, by the Manager on behalf of the Fund and, following the Effective Time, by the board of directors of the Surviving Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Fund or the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.  Any amendment, modification or waiver hereto shall be in writing signed by (i) the Fund (or after the Effective Time, the Surviving Corporation), (ii) the Corporation, (iii) the Manager, and (iv) Holdings; provided, however that if such amendment, modification or waiver would materially and adversely affect the rights of any Investor, the written consent of such Investor shall also be required.

8.2           Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity, including the Members, other than as expressly provided herein.

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8.3           Notices.  Any notice delivered in connection with this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier services (charges prepaid), or sent by facsimile, e-mail or other mode of electronic communications with confirmation of receipt, to the recipient at the address indicated on the signature page to this Agreement.

8.4           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8.5           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

8.6           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, including by facsimile transmission, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

8.7           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, no Investor may assign such Investor’s rights or obligations under this Agreement without the prior written consent of the other parties hereto.

8.8           No Waiver.  No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of any party hereto shall operate as a waiver of or otherwise prejudice such party’s rights, powers or remedies.

8.9           Advice of Counsel.  Each of the Investors, the Fund, the Manager and Holdings agrees, acknowledges and represents that it has read and understood this Agreement prior to signing it, is fully aware of its rights and obligations under this Agreement, has entered into this Agreement freely and voluntarily and has been advised to seek legal counsel (and has consulted with legal counsel or has affirmatively chosen not to do so).

8.10           Entire Agreement.  Except as expressly provided otherwise herein, this Agreement contains the entire agreement among the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, negotiations and understandings, whether written or oral, with respect to the subject matter hereof.

8.11           Expenses.  Regardless of whether the Merger is consummated or not, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement, including the preparation and filing of the Form S-4, shall be paid by the Fund.

Signature pages follow.

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           IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized as of the date first written above.

“Fund”

IMH Secured Loan Fund, LLC

By: Investors Mortgage Holdings, Inc.
Its Manager

By: /s/ Shane C. Albers
Its: Chairman and CEO

Address for the Purpose of Notice:
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

“Manager”

Investors Mortgage Holdings, Inc.

By: /s/ Shane C. Albers
Its: Chairman and CEO

Address for the Purpose of Notice:
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

[Signature Page to Agreement and Plan of Conversion and Contribution]

“Holdings”

IMH Holdings, LLC

By: /s/ Shane C. Albers
Name: Shane C. Albers
Title: Member

Address for the Purpose of Notice:
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

“Investors”

“Albers”

Shane C. Albers

By: /s/ Shane C. Albers

Address for the Purpose of Notice:
c/o IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

“Meris”

William Meris

By: /s/ William Meris

Address for the Purpose of Notice:
c/o IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

[Signature Page to Agreement and Plan of Conversion and Contribution]

“Darak”

Steve Darak

By: /s/ Steve Darak

Address for the Purpose of Notice:
c/o IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

“Peterson”

Brian Peterson

By: /s/ Brian Peterson

Address for the Purpose of Notice:
c/o IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

“Muranaka”

Ryan Muranaka

By: /s/ Ryan Muranaka

Address for the Purpose of Notice:
c/o IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

[Signature Page to Agreement and Plan of Conversion and Contribution]

SCHEDULE C

EQUITY INTERESTS

Investor	Equity Interests		Securities
	Manager(1)	Holdings	Class B-3 or B-4(1)(6)
Shane C. Albers	7,500,000	45%	396,517(2)
William Meris	2,500,000	45%	394,045(3)
Steve Darak	0	5%	50,286(4)
Brian Peterson	0	2.5%	27,740(4)
Ryan Muranaka	0	2.5%	25,143(4)
Other SARS Recipients (5)	0	0%	6,789
Total			900,520(1)(2)(3)(4)

(1)  Messrs. Albers and Meris will only be issued shares of Class B-4 common stock. The other Investors will only be issued shares of Class B-3 common stock. Mr. Albers previously agreed with Mr. Meris to transfer a number of shares equal to 20% of the outstanding stock of the Manager to Mr. Meris, but Mr. Albers and Mr. Meris have subsequently agreed that in lieu thereof (and subject to Albers receiving $2,140,000 from a combination of (i) distribution of retained earnings of the Manager and (ii) payment by Mr. Meris of $170,000), Mr. Meris will be issued shares of Class B-4 Shares of Common Stock of the Corporation that Mr. Meris would have received if the transfer of such shares had been completed prior to the Merger, and the number of shares of Class B-4 Common Stock to be issued to Mr. Albers will be reduced by a corresponding amount. Messrs. Albers and Meris have also agreed that the number of shares of Class B-4 Common Stock will be reduced on a pro rata basis by the number of shares issuable (prior to reduction for withholding tax pursuant to Section 2.4 ) in respect of SARs cancelled.

(2)  In addition to shares issuable in exchange for Equity Interests in the Manager and Holdings, includes shares issuable in exchange for 25.85 membership units in the Fund.

(3)  In addition to shares issuable in exchange for Equity Interests in the Manager and Holdings, includes shares issuable in exchange for 14.63 membership units in the Fund. Also includes 77,319 shares of B-4 Common Stock that will be issued to Mr. Meris pursuant to an agreement between Mr. Meris and the Pierce Family Limited Partnership upon the Closing of the Conversion and Contribution.

(4)  Includes shares issuable in exchange for cancellation of SARs after deduction for withholding amounts as set forth on Schedule 2.5.

(5)  Excludes shares issuable to Messrs. Darak, Peterson and Muranaka in exchange for cancellation of SARs as these amounts have been separately included in the total for these individuals.

(6)  Subject to downward adjustment pursuant to Section 3.1.

Schedule C- 1

EXHIBIT 1.4(a)

CERTIFICATE OF INCORPORATION

Ex. 1.4(a)-1

EXHIBIT 1.4(b)

BYLAWS

Ex. 1.4(b)-1

EXHIBIT 1.5

DIRECTORS AND OFFICERS OF IMH FINANCIAL CORPORATION
IMMEDIATELY FOLLOWING THE EFFECTIVE TIME

Officers:

NAME	TITLE
Shane C. Albers	Chief Executive Officer
William Meris	President
Steven Darak	Chief Financial Officer
Theresa Guske	Senior Vice President — Loan Management
Brian Peterson	Senior Vice President — Investments

Directors:

NAME	TITLE
Shane C. Albers	Director
William Meris	Director

Ex. 1.5-1

SCHEDULE 2.5

ISSUANCE OF CLASS B COMMON

Participant	Class B-3 Common(1) (After Deduction for Withholding)

Steve Darak	498
Joe Joseph	498
John McVey	498
Terri Guske	1,907
Brian Peterson	2,846
Ryan Muranaka	249
Larry Stangler	249
Zach Forman	249
Jerry Shulak	2,349
George Sgouros	1,555
Total	10,898

(1)  Subject to downward adjustment pursuant to Section 3.1.

Schedule C- 1

SCHEDULE 4.1(b)

A.           Equity Interests of Albers in the Manager are subject to the following:

1.  Promissory Note Secured by Stock, dated as of September 26, 2007, in the original principal amount of $950,000, wherein Shane C. Albers is the maker and General Lafountain is the payee.

2.  Amendment To Promissory Note, dated October 21, 2008, by Gerald LaFountain, as lender, and Shane C. Albers, as borrower.

3.  Short Form Deed Of Trust And Assignment Of Rents, dated October 21, 2008, by and among Shane C. Albers, as trustor, Stewart Title Of California, Inc., as trustee, and Gerald LaFountain, as beneficiary.

4.  Substitution of Trustee and Partial Reconveyance, dated December 12, 2008, and executed by Gerald Lafountain.

5.  Promissory Note Secured by Stock, dated as of September 26, 2007, in the original principal amount of $1,000,000, wherein Shane C. Albers is the maker and Michael R. and Janet H. Stephenson are the payees.

6.  Pledge Agreement, dated as of September 26, 2007; between Shane C. Albers, as pledgor, and Michael R. Stephenson and Janet H. Stephenson, as secured party.

7.  The Amendment To Promissory Note dated October 1, 2008, by Michael R. Stephenson and Janet H. Stephenson, as lender, and Shane C. Albers, as borrower.

8.  See also Schedule C.

B.           Equity Interests of Meris in the Manager are subject to the following:

1.  See Schedule C.

2.  Pursuant to an agreement between Meris and Pierce Family Limited Partnership, 77,319 shares of Class B-3 Common Stock will be issued to Meris upon the Closing of the Merger and Contribution.

Schedule 4.1(b)- 1

SCHEDULE 4.1(g)

GOVERNMENTAL AUTHORITY ISSUES

1.	Consent to the transfer of the mortgage banker’s license of Investors Mortgage Holdings, Inc. by the Arizona Department of Financial Institutions.

2.	Consent to any transfer of the real estate broker’s license of Investors Mortgage Holdings California, Inc. by the State of California, Department of Real Estate.

Schedule 4.1(g)- 1

SCHEDULE 4.2(f)

See Schedule 4.1(g).

Schedule 4.2(f)- 1

SCHEDULE 4.4(f)

See Schedule 4.1(g).

Schedule 4.4(f)- 1

SCHEDULE 4.5(f)

See Schedule 4.1(g).

Schedule 4.5(f)- 1

SCHEDULE 4.2(g)

           1.  From time to time one or more of the parties to this Agreement have received input in the form of correspondence, telephone conferences or at meetings from or on behalf of members of the Fund alleging that one or more of the parties to this Agreement are in violation of applicable law, the Operating Agreement of the Fund, and/or the rules and regulations of the SEC and FINRA.  Any such correspondence is a part of the official records of the Fund and/or the Manager.  One or more of these allegations could result in litigation or other claims against one or more of the parties hereto.

           2.  From time to time one or more of the parties to this Agreement have received input in the form of correspondence, telephone conferences or at meetings from or on behalf of members of the Fund objecting to the Conversion Transactions and other matters set forth in the Form S-4 and alleging that one or more of the parties to this Agreement are in violation of applicable law, the Operating Agreement of the Fund, and/or the rules and regulations of the SEC and FINRA.  Any such correspondence is a part of the official records of the Fund and/or the Manager.  One or more of these allegations could result in litigation or other claims against one or more of the parties hereto.

Schedule 4.2(g)- 1

SCHEDULE 4.2(h)

See Schedule 4.2(g).

Schedule 4.2(h)- 1

SCHEDULE 4.2(i)

See Schedule 4.2(g).

Schedule 4.2(i)- 1

SCHEDULE 4.2(j)

See Schedule 4.2(g).

Schedule 4.2(j)- 1

SCHEDULE 4.4(g)

See Schedule 4.2(g)

Schedule 4.4(g)- 1

SCHEDULE 4.4(h)

See Schedule 4.2(g).

Schedule 4.4(h)- 1

SCHEDULE 4.4(i)

See Schedule 4.2(g).

Schedule 4.4(i)- 1

SCHEDULE 4.4(j)

See Schedule 4.2(g).

Schedule 4.4(j)- 1

SCHEDULE 4.5(g)

See Schedule 4.2(g).

Schedule 4.5(g)- 1

SCHEDULE 4.5(h)

See Schedule 4.2(g).

Schedule 4.5(h)- 1

SCHEDULE 4.5(i)

See Schedule 4.2(g).

Schedule 4.5(i)- 1

SCHEDULE 4.5(j)

See Schedule 4.2(g).

Schedule 4.5(j)- 1